 April 1, 2004

Investors may contact:
Kevin Stitt, Bank of America, 704.386.5667
Lee McEntire, Bank of America, 704.388.6780

Media may contact:
Eloise Hale, Bank of America, 704.387.0013

Bank of America completes FleetBoston merger;
Starting today, customers have access to full ATM network

CHARLOTTE - Bank of America Corporation today completed its merger with FleetBoston Financial Corporation, bringing unrivaled convenience and advantage to more than 35 million households and businesses across the country.

"The two companies that came together today share hundreds of years of tradition in providing the capital resources that drive economic growth in America," said Kenneth D. Lewis, chief executive officer of Bank of America. "We share a commitment to helping American families and businesses pursue and achieve their dreams and to supporting the communities in which we do business. Our company will continue to embrace these traditions and take them to a higher standard for all whom we serve."

"This transaction closes an era but begins a new one. It allows the strength and heritage of the Fleet franchise to become part of a dynamic national financial services company while continuing its historic commitment to the northeast region," said Charles K. Gifford, chairman of Bank of America. "It will be increasingly clear that it is a win-win for employees, customers, communities and shareholders."

Transaction

In a tax-free, stock-for-stock exchange, Fleet shareholders received 0.5553 of a Bank of America common share for each Fleet share they own. Fleet shareholders will be contacted with instructions on how to exchange their shares for Bank of America stock. There is no action required by Bank of America shareholders.

Beginning today, the combined company's shares continued to be listed on the New York, Pacific and London stock exchanges as Bank of America Corporation under the ticker symbol BAC. Certain shares are also listed on the Tokyo Stock Exchange.

Customer Impact

Starting today, customers of both Bank of America and Fleet can use nearly 16,500 ATMs across the country to make cash withdrawals without incurring ATM fees. For example, a Bank of America customer can now withdraw cash from a Fleet ATM in New York City without incurring fees and a Fleet customer can now do the same in Dallas at a Bank of America ATM.

At this point, Fleet customers should continue to bank as usual by phone, ATM, online or at the branch. In addition, Fleet customers should continue to use their Fleet credit, debit and ATM cards. Customers will be notified well in advance of any changes.

Signs will begin to change to the Bank of America brand during the third quarter. The changeover will be complete by the first quarter of 2005.

Community impact

Both companies have an outstanding history of community investment. To continue this tradition, Bank of America announced a new $750 billion community development commitment in January. The new goal builds on the outstanding track records of Bank of America and Fleet in delivering capital and credit to low- and moderate-income individuals, families and communities. The company additionally pledged that more than $100 billion of this new goal will be achieved through lending and investments in Fleet markets.

Investor impact

The merger creates the fourth most profitable company in the world, based on 2003 pro forma results. It creates the world's second-largest banking company. It will have approximately $96.5 billion in equity and a $166 billion market cap. It will provide unparalleled retail distribution in 29 states and be the largest small business and middle market lender in the country. It further diversifies the company's revenue mix, both across business lines and geography.

Bank of America is one of the world's largest financial institutions, serving individual consumers, small businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships with 5,700 retail banking offices, 16,500 ATMs and award-winning online banking with more than nine million active users. Bank of America is rated the No. 1 Small Business Administration Lender in the United States by the SBA. The company serves clients in 150 countries and has relationships with 96 percent of the U.S. Fortune 500 companies and 82 percent of the Global Fortune 500. Bank of

America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange.

www.bankofamerica.com

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